SETTLEMENT AGREEMENT AND RELEASE

Joe’s Jeans, Inc. (“JJI”) and Beyond Blue, Inc. (“BBI”) have reached the following agreement (the “Agreement” or “Settlement Agreement”), as of the 3rd day of July, 2007 (“Effective Date”). JJI and BBI together shall be hereinafter referred to as the “Parties.”

WHEREAS, JJI and BBI entered into a Master Distribution Agreement, dated as of January 1, 2004, as amended by that certain First Amendment to Master Distribution Agreement, dated as of February 14, 2005 (collectively, the “MDA”); and

WHEREAS, JJI and BBI entered into a Dissolution Agreement dated as of February 1, 2007 (“Dissolution Agreement”), pursuant to which, among other things, JJI and BBI agreed to dissolve the MDA, provided, however, that the Parties each reserved certain rights and obligations under the MDA, as more particularly set forth in the Dissolution Agreement; and

WHEREAS, on May 24, 2007 BBI filed a complaint titled Beyond Blue, Inc. v. Joe’s Jeans, Inc., Innovo Group Inc., and Does 1 to 10, Case No. BC371641 in Los Angeles County Superior Court in the State of California (the “Litigation”); and

WHEREAS, on May 25, 2007 JJI filed an arbitration claim titled Joe’s Jeans, Inc. v. Beyond Blue, Inc., Claim No. 002-OM9-VHS with the American Arbitration Association (the “Arbitration”); and

WHEREAS, the Parties mutually desire to resolve all claims that each may have against the other, including but not limited to any and all outstanding claims arising out of the MDA, the Dissolution Agreement, or which were made or could have been made in either the Litigation or the Arbitration, and forever release the other party from any liability whatsoever, except as may otherwise be set forth below in this Agreement.

NOW, THEREFORE, in consideration of the following covenants and agreements and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties have agreed as follows:

1. BBI shall pay to JJI a total of Two Hundred Thousand and No/100 (USD $200,000.00) Dollars on or before August 1, 2007. Said payment shall be made by wire transfer of immediately available funds in accordance with the following wire instructions:

BANK NAME:  WELLS FARGO BANK

BANK ADDRESS:  420 MONTGOMERY STREET, SAN FRANCISCO, CA  94103

SWIFT CODE:  XXXXX

ACCOUNT NAME:  XXXXX

ACCOUNT NUMBER:  XXXXXX

2. Within three (3) business days of the Effective Date of this Agreement, the Parties will jointly submit a Motion to Stay the Arbitration until such time as the conditions set forth in Paragraph 1 have been satisfied. Upon the satisfaction of such conditions, JJI will promptly cause to be filed a dismissal of the Arbitration with prejudice.

3. Within three (3) business days of the Effective Date of this Agreement, BBI shall cause its counsel to submit a letter to the counsel of JJI extending to August 13, 2007, the time allotted for filing a response in the Litigation. Thereafter, in the event of a filing of a dismissal of the Arbitration with prejudice (mentioned in paragraph 2. above), BBI shall cause its counsel to simultaneously file a dismissal of the Litigation with prejudice, and shall promptly serve such dismissal with prejudice to JJI.

4. It is understood and agreed that this Settlement Agreement supercedes the MDA and Dissolution Agreement, and/or any other verbal or written agreement between the Parties, and/or by and among the BBI Releasors, the BBI Releasees, the JJI Releasors and the JJI Releasees (collectively hereinafter defined), once this Settlement Agreement is executed by the Parties and that the only continuing rights and obligations between the Parties are those set forth or referenced in this Settlement Agreement.

5. The Parties agree that certain trading covenants shall form an integral part of this Agreement, and are listed in Exhibit A.

6. Subject to BBI’s full and complete compliance with all material obligations set forth in this Agreement, JJI, Innovo Group Inc. and their past, present and future representatives, agents, consultants, shareholders, officers, directors, employees, affiliates, successors and assigns (“JJI Releasors”) hereby fully and forever release and discharge BBI and all of its representatives, agents, shareholders, officers, directors, employees, parents, affiliates, successors and assigns (“BBI Releasees”) from any and all claims, demands, losses, costs, damages, rights and causes of action, debts, liabilities and obligations whatsoever, at law or in equity, arising out of or related to the Litigation and/or Arbitration, which JJI ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whether or not previously asserted or assertable, known or unknown, other than claims to enforce this Settlement Agreement.

7. (a) In the event of a default by BBI of its obligations set forth in Sections 1 or 3 of this Agreement, which is not cured in accordance with Section 14 hereof, JJI may either: (i) invoke its rights provided by Section 15 hereof and sue to enforce such rights under this Agreement; or (ii) declare the releases provided by this Agreement to be rescinded, thereby restoring all rights, remedies and claims of the parties as existed prior to entering this Agreement, whether under the MDA, Dissolution Agreement or otherwise.

(b) In the event of a default by BBI of any of its other material obligations set forth in this Agreement, which is not cured in accordance with Section 14 hereof, JJI may invoke its rights provided by Section 15 hereof and sue to enforce such rights under this Agreement.

8. Subject to JJI’s full and complete performance with all material obligations in this Agreement, BBI and its representatives, agents, consultants, shareholders, officers, directors, employees, affiliates, successors and assigns (“BBI Releasors”) hereby fully and forever release and discharge JJI, Innovo Group Inc. and all of their past, present or future representatives, agents, shareholders, consultants, officers, directors, employees, parents, subsidiaries, affiliates (including but not limited to JD Design, LLC and its successors-in-interest), and their successors and assigns (“JJI Releasees”) from any and all claims, demands, losses, costs, damages, rights and causes of action, debts, liabilities and obligations whatsoever, at law or in equity, arising out of or related to the Litigation and/or Arbitration, which BBI ever had, now has or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing, whether or not previously asserted or assertable, known or unknown, other than claims to enforce this Settlement Agreement.

9. (a) In the event of a default by JJI of its obligations set forth in Section 2 of this Agreement, which is not cured in accordance with Section 14 hereof, BBI may either: (i) invoke its rights provided by Section 15 hereof and sue to enforce such rights under this Agreement; or (ii) declare the releases provided by this Agreement to be rescinded, thereby restoring all rights, remedies and claims of the parties as existed prior to entering this Agreement, whether under the MDA, Dissolution Agreement or otherwise.

(b) In the event of a default by JJI of any of its other material obligations set forth in this Agreement, which is not cured in accordance with Section 14 hereof, BBI may invoke its rights provided by Section 15 hereof and sue to enforce such rights under this Agreement.

10. BBI and JJI, and each of them, expressly waives any right and/or benefit conferred upon them by Section 1542 of the California Civil Code, and expressly agree that the mutual release operates to release all claims between BBI and JJI, whether the claims are known or unknown or suspected or unsuspected. Section 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

11. JJI shall indemnify and hold BBI, and its subsidiaries and affiliates, and their officers, directors, shareholders, employees, representatives and agents, harmless from and against any and all settlements, claims, demands, causes of action, judgments, damages, losses, costs and expenses (including, but not limited to, attorney’s fees and costs) of any kind whatsoever actually or allegedly suffered by any person, persons, product, customer or property arising in any way out of or incidental to, the Products manufactured, sold or distributed by JJI or suffered or incurred by JJI in connection with any allegedly unauthorized use of any trademark, patent, process, idea, method, or device in connection with the Products, and also from any claims, suits losses and damages arising out of alleged defects in any Products manufactured, sold or distributed by JJI or resulting from any failure of JJI, or any person, firm, or entity acting under or through JJI, to comply with any applicable laws including, without limitation, accidental death, or injury to, persons or damage to property, and claims of infringement of intellectual property rights, including copyrights, trademark, trade dress and/or patent claims.

12. BBI shall indemnify and hold JJI, and its subsidiaries and affiliates, and their officers, directors, shareholders, employees, representatives and agents, harmless against any and all settlements, claims, demands, causes of action, judgments, damages, losses, costs and expenses (including but not limited to attorney’s fees and costs) of any kind whatsoever (excluding any product liability claims) actually or allegedly suffered by any person, persons, product, customer or property arising in any way out of or incidental to distribution of the Products by BBI, or the failure of BBI, or any person, firm, or entity acting under or through BBI, to comply with any applicable laws including, claims of infringement of intellectual property rights, including copyrights, trademark, trade dress and/or patent claims.

13. Any party claiming a right to indemnification under Sections 11 or 12 (“Indemnitee”) shall give prompt written notice to the other party (“Indemnitor”) of any claims or legal proceeding which may give rise to such right to indemnification (a “Claim”). The Indemnitor shall have the right to defend any Claim at its sole cost and expense with counsel of the Indemnitor’s choice reasonably satisfactory to the Indemnitee. The Indemnitee will at all times cooperate in all reasonable respects with the Indemnitor and counsel in the conduct of the defense of any Claim giving rise to indemnification hereunder. Notwithstanding anything to the contrary herein, BBI will in no event have the right, to settle any claims or issues relating to the Trademarks or the rights to ownership or utilization thereof. Without limiting the foregoing, BBI agrees to give JJI written notice of any product liability Claim made against BBI with respect to the Products within ten (10) days of BBI’s receipt of the Claim. Without limiting the foregoing, BBI agrees not to communicate with the press regarding any product liability Claim, and not to confirm or deny any information relating to such Claim without JJI’s prior written consent.

14. In the event of a claimed breach of any of the provisions, representation, warranties or covenants contained in this Agreement, the party claiming breach shall notify the alleged breaching party (or parties) in writing (in accordance with the notice provisions hereof) of the claimed breach and the alleged breaching party (or parties) shall have five (5) business days to cure said breach, if curable.

15. The Parties recognize and expressly agree that the extent of damages to a party suffering a breach, in the event of a breach by the other party, of any covenant excluding Sections 1, 2 and 3 set forth herein would be impossible to ascertain, that the irreparable harm arising out of any breach shall be irrebuttably presumed, and that the remedy at law for any breach shall be inadequate to compensate the party suffering breach. Consequently, the Parties agree that in the event of a breach of any such covenant, excluding Sections 1, 2 and 3 set forth herein, in addition to any other relief to which may be entitled, shall be entitled to enforce the covenant by injunctive or other equitable relief ordered by a court of competent jurisdiction.

16. In the event that an action is required to be brought to enforce this Agreement or for any breach, the prevailing party in any such action shall be entitled to recover reasonable attorneys fees and costs.

17. All notices, waivers and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by reputable overnight courier, or by certified mail, return receipt requested. All notices, waivers, or other communications shall be deemed delivered when actually received if delivered by hand, one day after mailing if sent by overnight courier and three days after mailing if sent by certified mail and shall be addressed as follows:

If to JJI:

Joe’s Jeans, Inc.

5901 S. Eastern Avenue

Commerce, CA 90040

Attention: Dustin A. Huffine, Esq.

If to BBI:

Beyond Blue, Inc.

c/o Nunziato Buckley Weber, LLP

11355 W.Olympic Blvd.

Los Angeles, CA 90064

Attention: Tom A. Nunziato, Esq.

18. This Agreement may be signed in counterparts and when executed by the Parties shall constitute one integrated agreement. A party’s signature delivered by facsimile transmission shall be deemed an original and is binding on such party.

19. Each of the signatories hereto represents and warrants to be duly authorized to fully and completely resolve the disputes described in this Agreement, make the release contained in this Agreement, and to bind the party on whose behalf the signatory has agreed to act to the terms and conditions contained in this Agreement.

20. The Parties hereto represent and warrant that they have not assigned, transferred, conveyed or released and discharged, voluntarily or involuntarily, or by operation of law, to any other entity an interest in the disputes which are the subject of this Agreement.

21. The parties each acknowledge that they have not executed this Agreement in reliance on any representation, inducement, promise, agreement or warranty which is not contained or referenced in this Agreement and that they have received independent legal advice from their respective attorneys with respect to their rights as well as the consequences of signing this Agreement. The Parties each further acknowledge that adequate consideration is given to each by the other in exchange for the releases granted to the BBI Releasees and the JJI Releasees hereby.

22. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to any choice of law rules to the contrary. The Courts in Los Angeles County, California shall have exclusive jurisdiction over any action relating to the disputes or with respect to any claims that might arise under or relating to this Agreement.

23. Except as necessary for the purposes of compliance with securities laws, any legal proceeding brought to enforce the terms of this Agreement or any governmental investigation, the Parties hereby agree not to disclose the terms and conditions of this Agreement. The Parties, their representatives, agents, attorneys, advisors, successors and assigns, shall continue to be strictly bound by the terms of this confidentiality provision throughout the term of this Agreement and forever.

24. The BBI Releasors agree not to disparage, criticize or make any negative comments about the JJI Releasees that a BBI Releasor knows or should reasonably have known would be published in media outlets; provided, however, that this undertaking shall not be applicable to any statement made in any legal proceeding between the Parties or government investigation.

25. The JJI Releasors agree not to disparage, criticize, or make any negative comments about the BBI Releasees that a JJI Releasor knows or should reasonably have known would be published in media outlets; provided, however, that this undertaking shall not be applicable to any statement made in any legal proceeding between the Parties or government investigation.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

JOE’S JEANS, INC.

By: /s/ Marc Crossman
Name: Marc Crossman
Title: CFO

BEYOND BLUE, INC.

By: /s/ Harry Haralambus
Name: Harry Haralambus
Title: President

INNOVO GROUP, INC.

By: /s/ Marc Crossman
Name: Marc Crossman
Title: President and CEO